Integra Bank Corporation
News Release

For Immediate Release

Contacts:
Martin M. Zorn, Executive Vice President and Chief Risk Officer – (812) 461-5794
Gretchen A. Dunn, Board and Shareholder Relations Administrator – (812) 464-9677

Integra Names Crowe Chizek As Auditor for Fiscal 2006

EVANSVILLE, INDIANA – March 7, 2006 – Integra Bank Corporation (NASDAQ: IBNK) announced today that the audit committee of its Board of Directors selected Crowe Chizek and Company LLC as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

The audit committee annually evaluates the performance of and selects the company’s independent auditors. This year the selection followed a competitive bid process. The audit committee selected Crowe Chizek because of its experience in banking and the depth of resources it has in the company’s region. Crowe Chizek ranks second nationally in publicly traded financial institution audit engagements. Additionally, Integra will have meaningful cost savings in the first year and expects this to be a more cost-effective solution to its auditing needs going forward. Integra Bank Corporation will submit the audit committee’s selection for ratification at the 2006 annual meeting of shareholders.

“We believe that Crowe Chizek, with its depth of banking experience, is uniquely positioned as the appropriate firm to meet Integra’s current and future needs,” said Robert W. Swan, chairman of the audit committee. “We greatly appreciate the efforts of our previous auditors, PricewaterhouseCoopers LLP over the last several years.”

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“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause Integra Bank Corporation’s actual results to differ from those expected at the time of this release. Investors are urged to carefully review and consider the various disclosures made by Integra Bank Corporation in its periodic reports filed with the Securities and Exchange Commission.

About Integra Bank Corporation
Headquartered in Evansville, Integra Bank Corporation is the parent of Integra Bank N.A. With assets of $2.7 billion at December 31, 2005, Integra Bank operates 74 banking centers and 127 ATMs in Indiana, Kentucky, Illinois and Ohio. Integra Bank N.A. is committed to providing the highest level of customer service to its retail, small business, and corporate customers through its offices, ATMs, and online banking services. Moody’s Investors Service has assigned an investment grade rating of Baa2 for Integra Bank’s long term deposits. Integra Bank Corporation’s Corporate Governance Quotient (CGQ) as of March 1, 2006, is better than 85.2% of Russell 3000 companies and 87.9% of Banks companies. Integra Bank Corporation’s common stock is listed on the Nasdaq National Market under the symbol IBNK. Additional information may be found at the company’s web site, http://www.integrabank.com.